This exchange offer is made for the securities of a foreign company. It is important for U.S. securities holders to be aware that this announcement is subject to disclosure and regulations in England that are different from those in the United States. In addition, U.S. securities holders should be aware that this announcement has been prepared in accordance with English format and style, which differs from the U.S. format and style. In particular the financial information of OJSC Uralkali and OJSC Silvinit included herein has been prepared in accordance with International Financial Reporting Standards, and thus may not be comparable to financial information of U.S. companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. It may be difficult for U.S. securities holders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since OJSC Uralkali is located in the Russian Federation, and some or all of its officers and directors may be residents of countries other than the United States. U.S. securities holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court's judgment. Securities may not be offered or sold in the United States absent registration under the US Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an exemption from such registration. The OJSC Uralkali Shares to be issued in connection with the Proposed Combination are not, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States and will be issued to OJSC Silvinit Shareholders in the United States in reliance on the exemption from registration provided by Rule 802 under the Securities Act and in reliance on available exemptions from any state law registration requirements. The securities of OJSC Uralkali and OJSC Silvinit have not been, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States.

DRAFT No. 1 Recommended Combination of Uralkali and Silvinit: Creation of a Leader in the Global Potash Market Analyst Presentation 20 August 2007 Moscow INVESTOR PRESENTATION December 2010

2 Disclaimer This presentation has been prepared by JSC Uralkali (the «Company»). By attending the meeting where the presentation is made, or by reading the presentation slides, you agree to the following limitations and notifications. With respect to any information communicated by the Company, its agents or its representatives (including its directors, officers, employees, members, attorneys, advisors and any affiliates) to you or your agents or representatives (including any directors, officers, employees, members, attorneys, advisors and affiliates), directly or indirectly, whether in written, oral, visual, electronic or any other form, during or constituting the whole or part of this presentation or any presentation meeting or any conversation or discussion relating to or held in connection with this presentation, or any opinion expressed in respect of such information (the "Information"), such Information may not be reproduced, redistributed, passed on or otherwise disseminated to any other person, directly or indirectly, whether in written, oral, visual, electronic or any other form, for any purpose. The Information communicated does not constitute or form part of, and should not be construed as, an offer, solicitation or invitation to subscribe for, underwrite or otherwise acquire, any securities of the Company or any member of its group nor should it or any part of it form the basis of, or be relied on in connection with, any contract to purchase or subscribe for any securities of the Company or any member of its group, nor shall it or any part of it form the basis of or be relied on in connection with any contract or commitment whatsoever. Any person considering the purchase of any securities of the Company or any member of its group must inform himself or herself independently before taking any investment decision. The Information communicated has been provided to you solely for your information and background and is subject to amendment. Further, the Information communicated has been compiled on the basis of information from a number of sources and reflects prevailing conditions as of its date, which are subject to change. The medium through which the Information is communicated constitutes neither an advertisement nor a prospectus. The Information communicated has not been independently verified. The Information communicated is subject to verification and amendment without notice and the Company is not under any obligation to update or keep current the Information. Accordingly, no representation or warranty, express or implied, is made or given by or on behalf of the Company or any of its directors, officers, employees, members, attorneys, advisors, affiliates or any other person as to the correctness, accuracy, currency, completeness, adequacy, usefulness, reliability, fairness or otherwise of the Information communicated, and any reliance you place on such Information will be at your sole risk. Neither the Company nor any of its directors, officers, employees, members, attorneys, advisors, affiliates or any other person accepts any liability whatsoever for any loss howsoever arising from any use of the Information communicated. To the fullest extent permitted by applicable law, the Company shall not be liable for any compensatory, punitive, special, consequential or other damages, any loss of income or revenue, any loss of business, any loss of anticipated savings, any loss of goodwill, or any other losses, liabilities, expenses or costs of whatever nature arising from or attributable to your access to, or inability to access, or reliance on Information even if the Company has been advised of the possibility of such damages, losses, liabilities, expenses or costs. Some of the Information may constitute projections or other forward-looking statements regarding future events or the future financial performance of the Company. These statements involve numerous assumptions regarding the present and future strategies of the Company and the environment in which it operates and will operate in the future and involve a number of known and unknown risks and other factors that could cause the Company's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Accordingly, the Company provides no assurance whatsoever that its or its industry's actual results, levels of activity, performance or achievements will be consistent with the future results, levels of activity, performance or achievements expressed or implied by such forward looking statements. Neither the Company nor any of its directors, officers, employees, members, attorneys, advisors, affiliates or any other person intends or has any duty or obligation to supplement, amend, update or revise any of the forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. Multiple factors could cause the actual results to differ materially from those contained in any projections or forward-looking statements, including, among others, potential fluctuations in quarterly or other results, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing risks, volatility of stock price, financial risk management, future growth subject to risks of political instability, economic growth and natural disasters, wars and acts of terrorism. Notice to U.S. investors It is important for U.S. securities holders to be aware that this announcement is subject to disclosure and regulations in England that are different from those in the United States. In addition, U.S. securities holders should be aware that this announcement has been prepared in accordance with English format and style, which differs from the U.S. format and style. In particular the financial information of Uralkali and Silvinit included herein has been prepared in accordance with International Financial Reporting Standards, and thus may not be comparable to financial information of U.S. companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. It may be difficult for U.S. securities holders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since Uralkali is located in the Russian Federation, and some or all of its officers and directors may be residents of countries other than the United States. U.S. securities holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court's judgment. Securities may not be offered or sold in the United States absent registration under the US Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an exemption from such registration. The Uralkali Shares to be issued in connection with the Proposed Combination are not, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States and will be issued to Silvinit Shareholders in the United States in reliance on the exemption from registration provided by Rule 802 under the Securities Act and in reliance on available exemptions from any state law registration requirements. The securities of Uralkali and Silvinit have not been, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States. No profit forecast Nothing in this announcement is intended to be, or is to be construed as, a profit forecast or to be interpreted to mean that earnings per Uralkali Share, Uralkali GDR, or Silvinit Share for the current or future financial years, or those of either Uralkali or Silvinit, will necessarily match or exceed the historically published earnings per Uralkali Share, Uralkali GDR or Silvinit Share. 1

3 Presentation Team Appointed: August 2010 Positions Held: Member of BoD of Polyus and PIK Group Managing Director, Nafta Moskva Company Appointed: August 2010 Positions Held: Member of Supervisory Board of Belarusian Potash Company (BPC) A number of senior management posts in Uralkali (2003- 2010), including CEO (2005-10) and President (2004-05) Appointed: July 2010 Positions Held: Uralkali Management Board since 2007 Director for Economics and Finance and Deputy General Director Appointed: July 2010 Positions Held: First Deputy General Director of BPC since 2005 Member of Uralkali's Management Board Appointed: May 2009 Positions Held: Senior Financial Analyst, Head of the Investment Division and Director of Corporate Finance at Uralkali since 2004 Pavel Grachev Vladislav Baumgertner Viktor Belyakov Alexander Sharabaiko Oleg Petrov Anna Batarina CEO CEO CFO Acting CFO Head of Sales and Marketing Head of IR Uralkali Silvinit Uralkali Silvinit Uralkali Uralkali Appointed: September 2010 Positions Held: CFO of Mineral Group, Management company of Silvinit (2006-10)

4 Transaction Highlights Uralkali and Silvinit Asset Overview Highly Attractive Market Dynamics Creation of a Leader in the Global Potash Market Unique Opportunity to Unlock Value Proposed Combination: Steps to Completion Conclusion Agenda

Transaction Highlights (page 1 of 4)

1

Proposed Combination

URALKALI

- **Proposed Combination to be effected via two transactions:**

	Acquisition of Approx. 20% in Silvinit ("Proposed Acquisition")	Statutory Merger ("Proposed Merger")

Consideration	• Acquisition of 1,565,151 Silvinit ordinary shares
	• US$894.5 per Silvinit ordinary share
	• Aggregate consideration of US$1.4 billion for 20% of Silvinit ordinary shares
		• Per share consideration:
		  • 133.4 Uralkali shares per one Silvinit ordinary share
		  • 51.8 Uralkali shares per one Silvinit preferred share
		• Aggregate consideration[1]:
		  • US$5.5 billion for 80% of ordinary Silvinit shares
		  • US$0.9 billion for 100% of preferred Silvinit shares

Funding	• Cash Acquisition • Combination of financing structures including Ruble bond, cash on balance sheet and existing facilities	• Uralkali ordinary shares • Cash buyout of shares from any Uralkali shareholders exercising redemption rights
Counterparty	• Otkritie Securities Limited	• Silvinit shareholders; Silvinit Board has recommended shareholders vote in favour
Closing Conditions / Approvals	• Uralkali shareholder approval of Proposed Acquisition • Receipt of necessary financing	• Shareholder approval of Uralkali and Silvinit • Anti-monopoly approval in Russia • Competition approval in other jurisdictions
Timing	• 1Q 2011	• 2Q 2011

The two inter-related transactions facilitate the compelling combination of the two businesses and position the Combined Company for future growth

Notes:
1.Based on Uralkali GDR closing price on the London Stock Exchange as at the date of convening of the Uralkali and Silvinit Board meetings (13 December 2010)

5

Transaction Highlights (page 2 of 4)

1

Driving Near Term Value Creation through a Compelling Combination...

URALKALI

Highly Attractive Potash Market Dynamics	• Industry fundamentals are highly attractive with excellent demand growth prospects • Limited access to resources, few high quality ore deposits • Low stock levels and rising demand should support prices in the medium term
Creation of a Global Leader in the Potash Sector	• One of the leading global potash producers • Cost-advantaged producer • Global sales reach – c. 84% of combined sales in 1H 2010 are made to export markets (including Brazil, India, China, SE Asia) • Blue-chip stock: combined value of US$23.9bn[1]; amongst the largest Russian mining companies

Compelling Strategic Fit	• Unique asset fit:
	  • Historically operated as one company until 1983
	  • Mining and processing operations in close proximity, facilitating sizeable operational efficiencies
	  • Attractive portfolio of development opportunities to sustain organic long-term growth

Unique Opportunity to Unlock Value	• Highly accretive transaction: material EPS accretion (pre-synergies)[2]
	• Significant synergy potential achievable by 2013:
	  • Operational (c. US$55m p.a.)
	  • SG&A (c. US$25m p.a.)
	  • Transportation (c. US$20m p.a.)
	  • Joint development of brownfield and greenfield capacity (currently unquantified)

Combined Group will be positioned as one of the global leaders; compelling fit will immediately enhance shareholder value

Notes:
1. Based on the closing price on 17 December 2010 of the GDRs of Uralkali on the LSE, ordinary shares of Silvinit on the MICEX and preferred shares of Silvinit on the RTS
2. These statements do not constitute a profit forecast and should not be interpreted to mean that the earnings per share in any financial period will necessarily match or be greater than those for the relevant preceding period

6

Driving organic growth through a value accretive investment program, to include exploitation of brownfield projects and greenfield development opportunities Pursuing improvements in operational efficiency to maintain and enhance the Combined Group's competitive cost position and profitability Determining optimum sales and marketing channels Realising the considerable synergy potential that exists through the Proposed Combination in an expedited timeframe to increase shareholder value Delivering value whilst operating in a socially responsible manner and positioning the Combined Group as the employer of choice in the Russian mining industry Continued commitment to ongoing enhancements in Uralkali's leading corporate governance standards Drive Organic Growth Realize Synergies Optimization of Sales and Marketing Activities Enhance Operating Efficiency Clear Longer Term Strategy to Deliver Future Growth... Transaction Highlights (page 3 of 4) 7 1 Employer of Choice Focus on Corporate Governance "Creation of one of the world's leading potash companies through leveraging the operational and financial strength of the Combined Company" 1 2 3 4 5 6 Clear strategic road map to position the Combined Company as one of the world's leading potash companies to drive longer term value creation

20-Dec-2010: Record date for shareholders of Uralkali and Silvinit for participation in EGM Early May 2011: Anticipated completion of Proposed Combination. Silvinit subsumed by Uralkali; Uralkali shares distributed to Silvinit shareholders Early May 2011: Anticipated Registration of the Proposed Merger by the Russian state authorities By 28-Feb-2011: Anticipated Completion of the Proposed Acquisition of 20% stake 4-Feb-2011: EGMs to approve: Transaction Timeline Transaction Highlights (page 4 of 4) 8 1 December 2010 February March April May Anticipated completion of Proposed Combination: 2Q 20111 January 20-Dec-2010: Uralkali announces Proposed Combination; Silvinit Board announce recommendation to vote in favour Notes: Subject to receipt of governmental and regulatory approvals Uralkali EGM: Silvinit EGM: Proposed Acquisition Proposed Merger Proposed Merger

9 Transaction Highlights Uralkali and Silvinit Asset Overview Highly Attractive Market Dynamics Creation of a Leader in the Global Potash Market Unique Opportunity to Unlock Value Proposed Combination: Steps to Completion Conclusion Agenda

Silvinit and Uralkali Asset Overview (page 1 of 3)

2

Uralkali at a Glance

URALKALI

Overview of Uralkali

- Production facilities located in Berezniki, Perm Territory, in the Verkhnekamskoe potash-magnesium salts field – the world's second largest deposit
- Total resource base – 3,459 Mmt of ore[1], including 2,161 Mmt of ore at currently producing properties
- 27% capacity expansion from 5.5 Mmt to 7.0 Mmt of KCl - planned for 2012 through brownfield de-bottlenecking
- Option for longer term expansion at Ust-Yayvinsky greenfield project, adjacent to existing properties; the project has a total resource base of 1,291 Mmt of ore[1]
- Low costs of production due to inexpensive labour and energy costs
- Exports channelled through Belarusian Potash Company (BPC) – one of the world's leading potash exporters
- Key markets: Brazil, India, China, South-East Asia, Russia, US and Europe
- Ordinary shares and global depository receipts are traded on the RTS, MICEX, and LSE stock exchanges since 2007

Notes:
1.According to JORC standards, as of 1 January 2010

Financial Snapshot

	2007	2008	2009	1H 2009	1H 2010
Revenues, mln rub [1]	29,499	62,798	33,809	13,873	27,384
Net revenues, mln rub [2]	22,673	54,355	29,314	12,521	21,035
EBITDA, mln rub	12,098	41,349	16,375	7,393	12,684
EBITDA margin [3]	53%	76%	56%	59%	60%
Net profit, mln rub	8,045	21,943	9,095	4,465	8,420
Net profit margin	35%	40%	31%	36%	40%
Net Debt/ (cash), mln rub	3,774	(1,376)	9,731	4,013	10,165

Source: Uralkali
Notes:
1.Export sales on CFR and DAF basis; domestic sales on FCA basis
2.Net Revenue is calculated as sales net of freight, railway tariff and transshipment costs
3.EBITDA margin calculated as % of Net Revenue

Sales Structure

Domestic vs. Export Sales Breakdown (by volume, 1H 2010)


12%
88%
Export
Domestic

Total: 2.7 Mmt

Export Sales Structure (by volume, 1H 2010)


22%
22%
7%
19%
15%
14%
India
SEA
USA
Europe
Brazil
China

Export Total: 2.4 Mmt

Source: Uralkali

10

Silvinit and Uralkali Asset Overview (page 2 of 3)

2

Silvinit at a Glance

URALKALI

Overview of Silvinit

- Producing assets are located at Verkhnekamskoe deposit: three producing mines with a total ABC1 resource base exceeding 2,268 Mmt of ore[1], the total ABC1 resource base of the Company amounting to 5,349 Mmt of ore[1]
- Brownfield capacity expansion from 5.1 Mmt to 5.6 Mmt of KCl planned for 2011 and further expansion to 6 Mmt starting in 2012
- Substantial leverage to greenfield development through additional production growth potential at Polovodovsky block acquired in 2008:
  - ABC1 resources of the block have been estimated at 3,081 Mmt of ore[1]; the largest Russian greenfield property by ABC1 resources
  - Located next to Silvinit's producing properties, facilitating considerable operational efficiencies in mine development and transport logistics
- Low costs of production due to inexpensive labour and energy costs
- Exports channelled through IPC and Agrifert S.A.
- Listed on RTS and MICEX since 1996 and 2008 respectively
- In addition to potash, Silvinit mines carnallite which is delivered to VSMPO-Avisma for magnesium production

Financial Snapshot

	2007	2008[4]	2009
Revenues, mln rub[1]	22,981	55,402	33,994
Net revenues, mln rub[2]	19,955	50,578	31,022
EBITDA, mln rub	9,220	37,231	21,241
EBITDA margin[3]	46%	74%	68%
Net profit, mln rub	5,306	17,683	10,518
Net profit margin	27%	35%	34%
Net Debt/ (cash), mln rub	5,347	47,685	45,536

Source: Silvinit

Notes:

1.Sales done primarily on FCA basis

2.Net Revenue is calculated as sales net of freight, railway tariff and transshipment costs

3.EBITDA margin calculated as % of Net Revenue

4.Restated

Sales Structure

Domestic vs. Export Sales Breakdown (by volume, 1H 2010)


Export
Domestic
21%
79%

Total: 2.5 Mmt

Export Sales Structure (by volume, 1H 2010)


SEA and Asia
China
India
Other
26%
33%
12%
28%

Export Total: 1.9 Mmt

Source: Silvinit

Notes:

1.According to FSU classification, as of 1 January 2010

11

Silvinit and Uralkali Asset Overview (page 3 of 3)

2

Complementary Scale and Unique Asset Alignment

URALKALI

Combination reunites two companies that operated as one business until 1983

	URALKALI	OPEN JOINT STOCK COMPANY SILVINIT
Resources	▪ Total resource base[1] of 3,459 Mmt of ore ▪ Resources at Ust-Yayvinsky block: 1,291 Mmt of ore[1]	▪ Total ABC1 resource base[2]: 5,349 Mmt of ore ▪ ABC1 resources[2] of Polovodovsky block: 3,081 Mmt of ore
Production	▪ Nominal potash production capacity: 5.5 Mmt p. a. of KCl as of 2010 ▪ Brownfield capacity potential: 1.5 Mmt of KCl ▪ Significant greenfield capacity expansion potential expected from Ust-Yayvinsky ▪ 1H 2010 production: 2.4 Mmt of KCl	▪ Nominal potash production capacity: 5.1 Mmt p. a. of KCl as of 2010 ▪ Brownfield capacity potential: 0.9 Mmt of KCl ▪ Significant greenfield capacity expansion expected from Polovodovsky ▪ 1H 2010 production: 2.6 Mmt of KCl
Operating efficiency	▪ EBITDA margin of 53%, 76% and 56% in 2007, 2008 and 2009 respectively[3]	▪ EBITDA margin of 46%, 74% and 68% in 2007, 2008 and 2009 respectively[3]
Sales	▪ Part of BPC, a marketing JV organisation with Belaruskali ▪ Domestic sales volumes sold via in-house trading arm ▪ Exports account for 88% of total sales ▪ Owns a 6.2mtpa bulk terminal in St. Petersburg ▪ Own railcar fleet	▪ IPC and Agrifert S.A. are the principal trading agents of Silvinit in export markets ▪ Exports account for 79% of total sales ▪ Own railcar fleet
Products	▪ Standard MOP ▪ Granular MOP	▪ Standard grade MOP ▪ Granular grade MOP ▪ Carnallite


Moscow
Perm Territory
Railways
Processing plants
Potash mines
Greenfield licenses
SILVINIT
Polovodovsky block
Mine 1
Mine 3
Solikamsk
Mine 2
Mine 4
Berezniki
Mine 1
Mine 2
Ust-Yayvinsky Block
Mine 3
URALKALI

Source: Uralkali

Source: Uralkali, Silvinit, Bloomberg, broker reports, Fertecon

Notes:

1 According to JORC standards

2 According to FSU classification

3 EBITDA margin calculated as % of Net Revenue (sales net of freight, railway tariff and transshipment costs)

12

13 Transaction Highlights Uralkali and Silvinit Asset Overview Highly Attractive Market Dynamics Creation of a Leader in the Global Potash Market Unique Opportunity to Unlock Value Proposed Combination: Steps to Completion Conclusion Agenda

Highly Attractive Market Dynamics (page 1 of 4)

3

Potash: Growth, Visibility, Stability

URALKALI

	Potash (K)	Phosphate (P)	Nitrogen (N)
Market size[1] (2010E)	**30.9 million tonnes K_2O (51.7 million tonnes KCl)[2]**	39.0 million tonnes (P_2O_5)	103.9 million tonnes (N)
Geographic availability	**Very limited**	Limited	Readily available
Industry members	**Small number of leading players**	Several leading players	Large number of players
Profitability	**High**	Low/medium	Low/medium
Estimated cost of greenfield capacity	**US$2.8bn for 2 mln tonnes (KCl)**	US$1.5bn for 1 mln tonnes (P_2O_5)	US$1bn for 1 mln tonnes ($NH_3$)
Estimated greenfield development time	**min 7 years**	~ 3-4 years	~ 3 years

Potash represents the strongest investment story across the fertilizer industry

Source: Fertecon as of 3Q2010, IFA as of November 2010

Notes:

1. Including fertilizer consumption
2. 1t KCl (product) is equal to 1.67t K_2O (nutrient)

14

15 Growing demand Challenging supply Growing demand and high supply visibility make potash a unique industry Income growth in developing countries Biofuels and scientific recommend- ations potential Increasing population Mineral scarcity High capex requirements Declining arable land per person Relatively few top players Changing diets Higher demand for food Limited number of players able to bring additional capacity Improved supply management New source of demand for crops 3 Strong Industry Fundamentals Highly Attractive Market Dynamics (page 2 of 4)

16 2.67% Israel 1.38% United States 2.07% China 3.92% Germany 4.61% Belarus 32.3% Russia 44.7% Canada Proven resources of potash are largely concentrated in Canada and Russia1 Limited access to resources, few high quality large scale ore deposits Source: ERCOSPLAN, IFA, FERTCON, CRU, USG, Canadian GS, 2008, Uralkali Notes: Other countries, not represented on the map, account for less than 2.0% of total resources 1.84% Turkmenistan Jordan 2.67% Argentina 1.05% Thailand 1.27% Congo 0.52% 0.28% Brazil 3 Mineral Scarcity Highly Attractive Market Dynamics (page 3 of 4) Share in world's proven resources

Current Market Dynamics and Outlook Highly Attractive Market Dynamics (page 4 of 4) 17 3 Medium Term Demand Set to Grow Global Trends in Fertilizer Prices Source: FMB World Stocks Still 15% Below Optimal Level Due to Massive Destocking in 2009 Source: IFA, BPC estimates 9.4 6.9 9.2 6.5 10.8 8.5 Europe & CIS SE Asia & Oceania China India N. America L. America Africa & M.East 9.7 8.0 6.9 6.1 8.2 5.1 2011E potash demand (Mmt of KCl equivalent) 2009 potash demand (Mmt of KCl equivalent) 1.1 1.5 Rebound in Forecast Potash Demand in 2011E Source: Fertecon Source: Fertecon Total: c. 7 Mmt Total: c. 8 Mmt CAGR: 2.9% North America Oceania

18 Transaction Highlights Uralkali and Silvinit Asset Overview Highly Attractive Market Dynamics Creation of a Leader in the Global Potash Market Unique Opportunity to Unlock Value Proposed Combination: Steps to Completion Conclusion Agenda

Capacity Creation of a Leader in the Global Potash Market Creation of a Leader in the Global Potash Market (page 1 of 2) 4 Export Sales Source: IFA, Companies' reports, BPC Note: Together with Uralkali Trading S.A 1H 2010 Potash Export Sales Among Lowest Cost Producers Globally Source: British Sulphur Consultants Note: Based on conversion costs of the Kali Zielitz mine as the only pure KCl producing asset of K+S Source: Company information, Fertecon, data as of 3Q 2010 2010 Potash Production Capacity 1 19 S.A.

Leading Capacity Position with Substantial Growth Potential Creation of a Leader in the Global Potash Market (page 2 of 2) 20 4 The Combined Company will be one of the largest global players Source: Fertecon, Uralkali, Silvinit. Capacity data as at 3Q 2010 Note: 1.5 Mmt refers to potential Urakali brownfield capacity 0.9 Mmt refers to potential Silvinit brownfield capacity 2010 Capacities, KCl Chinese producers 11.2 Mmt 12.8 Mmt 2.1 Mmt 1.0 Mmt 1.3 Mmt 4.0M mt 2.2 Mmt 9.2 Mmt 10.6 Mmt +1.5 Mmt1 +0.9 Mmt2 7.6 Mmt 7.1 Mmt

21 Transaction Highlights Uralkali and Silvinit Asset Overview Highly Attractive Market Dynamics Creation of a Leader in the Global Potash Market Unique Opportunity to Unlock Value Proposed Combination: Steps to Completion Conclusion Agenda

Unique Opportunity to Unlock Value

5

Synergy Potential: A Unique Opportunity to Unlock Value

URALKALI

Operational Synergies (c. US$55m p.a.)

- Operating savings of c. US$35m p.a. due to
  - Procurement improvements coming from greater economies of scale
  - Increasing technology efficiency and exchange of best technological practices
  - Improved efficiency in repairs and services functions
- Maintenance investment savings of c. US$20m p.a.
- One time cash release of up to US$10m due to reduction in spare parts inventories
- Additional benefits are expected to come from integrated approach to the development of Ust-Yayvinsky and Polovodovsky greenfield projects

Transportation Synergies (c. US$20m p.a.)

- Redirection of Silvinit's transportation routes to the "Baltic Bulk terminal", owned by Uralkali
- More effective use of existing rolling stock through joint management
- Decreased ship chartering costs thanks to larger and longer-term freight contracts

SG&A Synergies (c. US$25m p.a.)

- Combination of corporate functions, streamlining divisional functions and offices
- Reduction of administrative expenses through elimination of duplicate functions and roles (insurance, consultancy, audit and legal fees)

In aggregate, core synergies identified to-date from the Proposed Combination are expected to reach approximately US$100 million p.a.[1] by 2013

22

Notes:
1.Net of realisation costs. Following completion of the Proposed Combination, management of the combined group will further review the synergy potential created through the proposed combination, which is expected to result in additional synergies being identified

23 Transaction Highlights Uralkali and Silvinit Asset Overview Highly Attractive Market Dynamics Creation of a Leader in the Global Potash Market Unique Opportunity to Unlock Value Proposed Combination: Steps to Completion Conclusion Agenda

Uralkali's Shareholder Approval Uralkali Board recommends that Uralkali shareholders vote in favour of the Proposed Combination Uralkali EGM scheduled for 4 February 2011 to consider: Proposed Acquisition Financing of the Proposed Acquisition Proposed Merger Holders of an aggregate interest of over 53 per cent. of Uralkali's ordinary shares have executed irrevocable undertakings to vote in favour of the resolutions Silvinit's Shareholder Approval Silvinit Board recommends that its shareholders vote in favour of the Proposed Merger Silvinit EGM scheduled for 4 February 2011 to consider the Proposed Merger Holders of an aggregate interest of approximately 67 per cent. of Silvinit's ordinary shares (approximately 50 per cent. of Silvinit's total share capital) have executed irrevocable undertakings to vote in favour of the Proposed Merger FAS and Other Antitrust Approvals Federal Antimonopoly Service (Russian Federation) and other antitrust approvals are expected to be required UKLA Re-listing Requirements Reapplication for admission of GDRs to the Official List of the UKLA and to trading on the regulated market of the International Order Book of the London Stock Exchange Submission of a prospectus for approval by UKLA, admission to occur simultaneously with completion of the Proposed Combination Financing The Proposed Acquisition is subject to receipt of any required financing In order to consummate the Proposed Acquisition, Uralkali is considering financing alternatives, including bond issuance, bank financing and available cash funds Proposed Combination: Steps to Completion Proposed Combination: Steps to Completion 24 6 Steps to Completion Proposed Acquisition is expected to be completed by end of February 2011 Proposed Merger is expected to be completed by end of 2Q 2011

25 Transaction Highlights Uralkali and Silvinit Asset Overview Highly Attractive Market Dynamics Creation of a Leader in the Global Potash Market Unique Opportunity to Unlock Value Proposed Combination: Steps to Completion Conclusion Agenda

7

Conclusion: Compelling Rationale, Driving Shareholders Value…

URALKALI

Highly Attractive Potash Market Dynamics	• Industry fundamentals are highly attractive with excellent demand growth prospects • Limited access to resources, few high quality ore deposits • Low stock levels and rising demand should support prices in the medium term
Creation of a Global Leader in the Potash Sector	• One of the leading global potash producers • Cost-advantaged producer • Global sales reach – c. 84% of combined sales in 1H 2010 are made to export markets (including Brazil, India, China, SE Asia) • Blue-chip stock: combined value of US$23.9bn[1]; amongst the largest Russian mining companies

Compelling Strategic Fit	• Unique asset fit:
	  • Historically operated as one company until 1983
	  • Mining and processing operations in close proximity, facilitating sizeable operational efficiencies
	  • Attractive portfolio of development opportunities to sustain organic long-term growth

Unique Opportunity to Unlock Value	• Highly accretive transaction: material EPS accretion (pre-synergies)[2]
	• Significant synergy potential achievable by 2013:
	  • Operational (c. US$55m p.a.)
	  • SG&A (c. US$25m p.a.)
	  • Transportation (c. US$20m p.a.)
	  • Joint development of brownfield and greenfield capacity (currently unquantified)

Combined Group will be positioned as one of the global leaders; compelling fit will immediately enhance shareholder value

Notes:
1.Based on the closing price on 17 December 2010 of the GDRs of Uralkali on the LSE, ordinary shares of Silvinit on the MICEX and preferred shares of Silvinit on the RTS
2.These statements do not constitute a profit forecast and should not be interpreted to mean that the earnings per share in any financial period will necessarily match or be greater than those for the relevant preceding period

26

27 Appendices

Uralkali Silvinit (RUB mln) 2007 2008 2009 2007 20082 2009 Total Revenues 29,499 62,798 33,809 22,981 55,402 33,994 Net Revenue1 22,673 54,355 29,314 19,955 50,578 31,022 Cost of sales (7,108) (9,410) (8,878) (8,553) (10,203) (8,691) Gross profit 22,391 53,388 24,931 14,428 45,199 25,303 Operating profit 10,122 38,833 13,188 7,121 35,053 18,420 Profit before income tax 10,123 29,535 11,234 6,827 24,810 14,642 Income tax expense (2,078) (7,592) (2,139) (1,521) (7,127) (4,124) Profit for the year 8,045 21,943 9,095 5,306 17,683 10,518 Profit attributable to: Equity holders of the Company 8,042 21,937 9,089 5,251 17,685 10,517 Non-controlling interests 3 6 6 55 (2) 1 Net profit for the year 8,045 21,943 9,095 5,306 17,683 10,518 EBITDA 12,098 41,349 16,375 9,220 37,231 21,241 EPS (Rub/share) 3.83 10.45 4.33 Ord.: 507 1,709 1,016 EPS (Rub/share) 3.83 10.45 4.33 Pref.: 507 1,709 1,016 Key Financial and Operating Data (page 1 of 3) Appendices 28 Source: Silvinit and Uralkali IFRS accounts Notes: Net Revenue is calculated as sales net of freight, railway tariff and transshipment costs Restated Summary Income Statement

Key Financial and Operating Data (page 2 of 3) Appendices 29 Summary Balance Sheet Source: Silvinit and Uralkali IFRS accounts Notes: Restated Uralkali Silvinit (RUB mln) 2007 2008 2009 2007 20081 2009 Total assets 39,635 62,323 62,628 42,182 99,591 106,466 Total current liabilities 7,474 16,995 9,876 6,731 32,838 6,418 Total non-current liabilities 7,087 10,708 9,037 7,583 26,325 51,327 Total liabilities 14,561 27,703 18,913 14,314 59,163 57,745 Non-controlling interest 24 21 27 9 7 7 Total equity 25,074 34,620 43,715 27,868 40,428 48,721 Total liabilities and equity 39,635 62,323 62,628 42,182 99,591 106,466

Uralkali Silvinit 2007 2008 2009 1H 2009 1H 2010 2007 20082 2009 1H 2009 1H 2010 Actual KCI production (Mmt) 5.1 4.8 2.6 1.1 2.4 5.5 5.1 3.5 1.2 2.6 Actual KCl sales volume (Mmt) 5.1 4.7 2.5 5.5 5.3 3.6 Actual carnallite production (thousand tons) - - - - - 344 335 261 124 143 Capital expenditure (RUB mln) 6,316 14,341 14,105 6,690 7,472 5,570 Capital expenditure in intangible assets, excluding capitalised borrowing costs (RUB mln) 47 85 34 38 47,024 111 Borrowing costs capitalised in intangible assets (RUB mln)1 47 85 34 - 2,207 4,361 Number of employees 11,470 12,453 13,016 11,098 11,301 10,892 Key Financial and Operating Data (page 3 of 3) Appendices 30 Summary Cash Flow Statement Uralkali Silvinit (RUB mln) 2007 2008 2009 2007 20081 2009 Cash flows from operating activities 8,194 32,604 4,472 2,556 22,033 12,843 Net cash used in investing activities (2,972) (12,910) (15,369) (6,274) (54,660) (7,884) Net cash (used in)/generated from financial activities (738) (11,357) (1,154) 4,013 35,833 (5,505) Source: Silvinit and Uralkali IFRS accounts Notes: Restated Key Operating Data Source: Silvinit, Uralkali Notes: Capital expenditure in intangible asset is presented without further breakdown for Uralkali Restated